EXHIBIT 10.04

BONUS COMPENSATION PLAN

SIBLING ENTERTAINMENT GROUP, INC.

OBJECTIVES OF THE PLAN. In addition to Base Salary and stock options, to provide Executive Officer incentive compensation based upon Sibling’s operating profits.

“PRE-TAX PROFIT” PERCENTAGE. The incentive compensation plan is designed to provide Executive Officers with a bonus based on Sibling’s “Pre-Tax Profits,” as defined on the attached. The actual amount earned pursuant to the Plan shall be based upon audited fiscal year end numbers and determined using the calculation method attached. Concurrent with the payment of Bonus Compensation, Sibling shall deliver to Executive a detailed statement setting forth the numbers and method of calculation.

PAYMENT.     Bonus Compensation, if any, for the applicable fiscal year will be paid, using best efforts, at the earliest practicable date following completion of Sibling’s annual audit, as conducted by Sibling’s independent certified public accountants, and the filing of Sibling’s Annual Report on Form 10-K for that fiscal year.

AUDIT     RIGHTS. Executive shall be entitled to audit, at Executive’s own expense, Sibling’s records in order to verify any Bonus Compensation statement rendered hereunder. Any such audit shall be conducted by a certified public accountant upon reasonable notice to Sibling and during Sibling’s normal business hours. Any statement not questioned by Executive in writing within 3 years from the date of such statement shall be deemed final and conclusive. In the event an audit reveals a discrepancy of 5% or more, Sibling shall bear the full cost of the audit and pay Executive interest on any underage at the highest rate permitted by law.

DISPUTES.     Disagreement as to the computation of Bonus Compensation and/or any numbers used in such computation shall be settled by the majority decision of 3 certified public accountants, one to be selected by each party to the dispute, the two thus appointed shall choose the third, and the three thus appointed shall constitute the board of arbitration. Such board, acting by majority vote within 30 days after choosing the third arbitrator, shall resolve such disagreement and their decision shall be final and binding on Executive, Sibling and any other person with an interest in the matter.

PRORATION OF BONUS COMPENSATION. For any partial fiscal year for which Executive is entitled to receive Bonus Compensation, the proration shall be determined by multiplying total Net Profits for the fiscal year within which such partial fiscal year occurs by (a) the decimal equivalent of the applicable percentage bonus and by (b) a number equal to the number of months during any such partial fiscal year in which Executive was employed by Sibling (or, if applicable, such longer period as is set forth in the Employment Agreement), divided by 12.